Exhibit 10.25
MARRIOTT VACATIONS WORLDWIDE CORPORATION
CHANGE IN CONTROL SEVERANCE PLAN
Originally Adopted January 27, 2012
As Amended and Restated Effective May 12, 2022

THIS MARRIOTT VACATIONS WORLDWIDE CORPORATION CHANGE IN CONTROL SEVERANCE PLAN, adopted by Marriott Vacations Worldwide Corporation, a Delaware corporation, is hereby established to provide for the payment of severance benefits to certain of its key Executives in the event of certain terminations of employment following a Change in Control (as defined herein). The primary purposes of the Plan are to (i) motivate executives to drive business success independent of the possible occurrence of a Change in Control and reduce distractions associated with a potential Change in Control, and (ii) maximize shareholder value by retaining key Executives through the closing of a Change in Control.
Section 1.Definitions. Unless the context clearly indicates otherwise, when used in this Plan:
(a)“Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.
(b)“Base Salary” means Executive’s annual rate of base salary in effect on the date of Executive’s Termination of Employment (or, if higher, on the date of the Change in Control), determined in each case prior to (i) reduction for any employee-elected salary reduction contributions made to an Employer-sponsored non-qualified deferred compensation plan or an Employer-sponsored plan pursuant to Section 401(k) or 125 of the Code, and excluding bonuses, overtime, allowances, commissions, deferred compensation payments and any other extraordinary remuneration, and (ii) any reduction that is a basis for Executive’s termination for Good Reason.
(c)“Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
(d)“Board” means the board of directors of the Company.
(e)“Cause” means (i) Executive’s conviction of a felony; (ii) an act by Executive which constitutes willful or gross misconduct and which is demonstrably and materially injurious to the Company; or (iii) continued substantial willful violations by Executive of Executive’s employment duties after there has been delivered to Executive a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that Executive has not substantially performed his or her duties.
(f)“Change in Control” means, and shall be deemed to have occurred if:

(1)Any Person directly or indirectly becomes the Beneficial Owner of more than thirty percent (30%) of the Company’s then outstanding voting securities (measured on the basis of voting power), provided that the Person (i) has not acquired such voting securities directly from the Company, (ii) is not the Company or any of its Subsidiaries, (iii) is not a trustee or other fiduciary holding voting securities under an employee benefit plan of the Company or any of its Subsidiaries, (iv) is not an underwriter temporarily holding the voting securities in connection with an offering thereof, and (v) is not a corporation that, immediately following such transaction, is owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Company stock immediately prior to such transaction; or
(2)The Company merges or consolidates with any other corporation, other than a merger or consolidation resulting in the voting securities of the Company outstanding immediately prior to such merger or consolidation representing fifty percent (50%) or more of the combined voting power of the voting securities of the Company, the other corporation (if such corporation is the surviving corporation) or the parent of the Company or other corporation, in each case outstanding immediately after such merger or consolidation; or
(3)Continuing Directors cease to represent a majority of the Board, where “Continuing Directors” shall mean the directors of the Board immediately after the date this Plan is adopted, and any other director whose appointment, election or nomination for election by the stockholders is approved by at least a majority of the Continuing Directors at such time; or
(4)The stockholders of the Company approve a plan of complete liquidation of the Company or the Company sells or disposes of all or substantially all of its assets.
(g)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(h)“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision thereto, and the regulations promulgated thereunder.
(i)“Committee” means the committee designated pursuant to Section 6 to administer this Plan.
(j)“Company” means Marriott Vacations Worldwide Corporation, a Delaware corporation and, after a Change in Control, any successor or successors thereto.
(k)“Employer” means the Company, each of its direct and indirect wholly-owned subsidiaries, and any other Affiliate of the Company that adopts this Plan with the consent of the Board.

(l)“Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision thereto, and the regulations promulgated thereunder.
(m)“Executive” means an individual who (i) is employed by the Employer in a position specified on Exhibit A as of the day before the day a Change in Control occurs, (ii) has been designated by the Committee to participate in the Plan, and (iii) has executed a Participation Agreement.
(n)“Good Reason” means any of the following actions upon or after a Change in Control, without Executive’s express prior written approval, other than due to Executive’s Total Disability or death: (i) a substantial change in Executive’s status, title, position or responsibilities from Executive’s status, title, position or responsibilities as in effect immediately prior to the Change in Control, other than in connection with the Termination of Executive’s employment for Cause; (ii) a material reduction in Executive’s Base Salary or any failure to pay Executive any compensation or benefits to which Executive is entitled within five days of the date due; (iii) a material reduction in Executive’s annual cash bonus opportunity or the grant date value of equity-type incentive opportunity; (iv) a change in the Executive’s principal place of employment that increases the Executive’s one-way commute by more than 50 miles compared to the Executive’s principal place of employment immediately prior to the Change in Control, except for reasonably required travel on the business of the Company or an Affiliate which is not materially greater than such travel requirements in effect immediately prior thereto; (v) the failure by the Employer to continue in effect employee benefits for Executive no less favorable in the aggregate as in effect immediately prior to the Change in Control; or (vi) the failure of the Company to obtain an agreement from any successors and assigns to assume and agree to perform the obligations created under this Plan. With respect to (i) through (vi) above, Good Reason shall not be deemed to have occurred unless Executive shall have notified the Employer in writing of his or her intent to resign for Good Reason within sixty (60) days following the Executive’s knowledge of the first occurrence of the event constituting Good Reason and the Employer shall not have cured the grounds for Good Reason within thirty (30) days following the provision of such notice.
(o)“Participation Agreement” means a written agreement between the Company and an Executive providing for Executive’s participation in this Plan.
(p)“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
(q)“Plan” means this Marriott Vacations Worldwide Corporation Change in Control Severance Plan as in effect from time to time.
(r)“Release” means a waiver and release, in a form to be prepared by the Company substantially in the form attached hereto as Exhibit B, but as amended from time to time, to be signed by an Executive.

(s)“Subsidiary” means any corporation, partnership, joint venture, trust or other entity in which the Company has a controlling interest as defined in Treasury Regulation Section 1.414(c)-2(b)(2), except that the threshold interest shall be “more than fifty percent (50%)” instead of “at least eighty percent (80%).”
(t)“Target Bonus” means the greater of (i) Executive’s annual cash target bonus in effect immediately prior to the date a Change in Control occurs, or (ii) Executive’s annual cash target bonus in effect as of the date his or her employment Terminates, in either case assuming full attainment of companywide milestones at target levels.
(u)“Terminate” or “Termination of Employment” means Executive’s “separation from service” from the Company, as determined pursuant to Section 409A of the Code.
(v)“Total Disability” means that the Executive is, by reason of any medical determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of six (6) months under an accident and health plan sponsored by the Employer or an Affiliate thereof.
Section 2.Payments Upon Termination.
(a)Accrued Benefits. Upon any Termination occurring on or within two years following a Change in Control, Executive shall receive (i) any unpaid Base Salary through the date of such Executive’s Termination, (ii) unless the Termination is for Cause, any bonus unpaid as of the date of such Executive’s Termination for any previously completed fiscal year of the Company, and (iii) unless the Termination is for Cause, a pro rata bonus for the fiscal year of the Company in which such Executive’s Termination occurs, determined by multiplying the Executive’s Target Bonus for such fiscal year by a fraction, the numerator of which is the number of days from the beginning of such fiscal year to the date of the Termination, and the denominator of which is 365. In addition, Executive shall be entitled to prompt reimbursement of any unreimbursed expenses properly incurred by such Executive in accordance with Company policies prior to the date of such Executive’s Termination. Executive shall also receive such other compensation (including any stock options or other equity-related payments) and benefits, if any, to which such Executive may be entitled from time to time pursuant to the terms and conditions of the employee compensation, incentive, equity, benefit or fringe benefit plans, policies, or programs of the Company, other than any Company severance policy.
(b)Severance Benefits. If (i) Executive’s employment with his or her Employer (x) is involuntarily Terminated by the Employer within two years following a Change in Control, other than due to Cause, Total Disability or death, or (y) is Terminated by Executive for Good Reason within two years following a Change in Control, and (ii) Executive executes a Release at the time and in the manner prescribed by the Company (but in no event later than forty-five (45) days following Executive’s

Termination of Employment), and does not revoke such Release, Executive shall be entitled to the following:
Section 1.Cash Severance Pay. Executive shall receive a lump sum cash payment equal to two (2) times (three (3) times for the Chief Executive Officer of the Company as of the date the Change in Control occurs) the sum of Executive’s (i) Base Salary and (ii) Target Bonus.
Section 2.Payment for Value of Benefits Continuation. Executive shall receive a lump sum cash payment equal to the product of (i) the aggregate monthly premiums (both employee and Employer portions) for the Employer-provided medical, dental, and life insurance coverages that Executive was enrolled in prior to the date of the Change in Control or prior to the date of Executive’s Termination, whichever amount is greater, and (ii) twenty-four (thirty-six for the Chief Executive Officer of the Company as of the date the Change in Control occurs).
Section 3.Form and Time of Payment; Non-Duplication of Benefits.
(a)Form and Time of Payment. The accrued benefits payable to an Executive by his or her Employer under Section 2(a) shall be paid to such Executive in a single lump sum less applicable withholdings no later than 15 business days after Executive’s date of Termination. Subject to Section 12, the cash payments payable to an Executive by his or her Employer under Section 2(b) shall be paid no later than (i) 15 business days after Executive’s date of Termination or (ii) the expiration of the revocation period, if applicable, under the Release, which Release must be executed within 45 days following the date of Termination, whichever is later.
(b)Non-Duplication of Benefits. The severance benefits provided pursuant to Section 2(b) hereof are in lieu of, and not in addition to, any severance benefits payable to the Executive under any other plan, program, or arrangement of the Company, the Employer, or any of their Affiliates. However, such benefits shall not be deemed to be in lieu of any equity-related vesting or payments and payments under any tax-qualified or nonqualified retirement plan, or any other type of benefit not specifically provided for in Section 2(b).
Section 4.Tax Withholding. The Employer shall withhold from any amount payable to an Executive pursuant to this Plan, and shall remit to the appropriate governmental authority, any income, employment or other tax the Employer is required by applicable law to so withhold from and remit on behalf of such Executive.
Section 5.Limitation of Certain Payments.
(a)In the event the Employer reasonably determines, based upon the advice of the independent public accountants for the Employer, that part or all of the consideration, compensation or benefits to be paid to Executive under this Plan constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to Executive under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds one dollar ($1.00) less than three times (3x) Executive’s “base amount”, as defined in Section 280G(b)(3) of the Code (the “Executive Base Amount”), then amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of Executive shall be reduced to the extent necessary so that the Parachute Amount is equal to one dollar ($1.00) less than three times (3x) the Executive Base Amount (the “Reduced Amount”).
(b)If the determination made pursuant to clause (a) of this Section 5 results in a reduction of the payments that would otherwise be paid to Executive except for the application of clause (a) of this Section 5, the amounts payable or benefits to be provided to Executive shall be reduced such that the after-tax present value of compensation to be provided to Executive is minimized. In applying this principle, the reduction shall be made by applying the following principles, in order: (i) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (ii) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (iii) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Section 409A of the Code, then the reduction shall be made pro rata among the payments or benefits included in the Parachute Amount (on the basis of the relative present value of the parachute payments).
(c)As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Employer which should not have been made under clause (a) of this Section 5 (“Overpayment”) or that additional payments which are not made by the Employer pursuant to clause (a) of this Section 5 should have been made (“Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be repaid by Executive to the Employer together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Plan, any such Underpayment shall be promptly paid by the Employer to or for the benefit of Executive, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.
Section 6.Plan Administration. This Plan shall be administered by the Compensation Policy Committee of the Board. The Committee shall have the authority to interpret and implement the provisions of this Plan and to determine eligibility for benefits under the Plan, provided that any such action shall be taken in good faith. The Committee shall perform all of the duties and exercise all of the powers and discretion that the Committee deems necessary or appropriate for the proper administration of this Plan. Every interpretation, choice, determination or other exercise by the Committee in good faith of any power or discretion given either expressly or by implication to it shall be conclusive and binding upon all parties having or claiming to have an interest under this Plan or otherwise directly or indirectly affected by such action, without restriction, however, upon the right of the Committee to reconsider or redetermine such action. The Committee may adopt such rules and regulations for the administration of this Plan as are consistent with the terms hereof, and shall keep adequate records of its proceedings and acts. The Committee may employ such agents, accountants and legal counsel (who may be agents, accountants and legal counsel for an Employer) as may be appropriate for the administration of the Plan. All reasonable administration expenses incurred by the Committee in connection with the administration of the Plan shall be paid by the Employer.
Section 7.Claims Procedure. If any person (hereinafter called the “Claimant”) feels he or she is being denied a benefit to which he or she is entitled under this Plan, such Claimant may file a written claim for said benefit with the Chair of the Committee. Within 60 days of the receipt of such claim the Committee shall determine and notify the Claimant as to whether he or she is entitled to such benefit. Such notification shall be in writing and, if denying the claim for benefit, shall set forth the specific reason or reasons for the denial, make specific reference to the pertinent Plan provisions, and advise the Claimant that he or she may, within 60 days of the receipt of such notice, request in writing to appear before the Committee or its designated representative for a hearing to review such denial. Any such hearing shall be scheduled at the mutual convenience of the Committee or its designated representative and the Claimant, and at such hearing the Claimant and/or his or her duly authorized representative may examine any relevant documents and present evidence and arguments to support the granting of the benefit being claimed. The final decision of the Committee with respect to the claim being reviewed shall be made within 60 days following the hearing thereon, and the Committee shall in writing notify the Claimant of its final decision, again specifying the reasons therefor and the pertinent Plan provisions upon which such decision is based and all other information required by ERISA. The final decision of the Committee, if made in good faith, shall be conclusive and binding upon all parties having or claiming to have an interest in the matter being reviewed. A Claimant who substantially prevails on a claim brought pursuant to this Section 7 shall be entitled to reasonable attorney’s fees and expenses reasonably incurred in presenting the claim.
Section 8.Plan Amendment and Termination. The Company shall have the right and power at any time and from time to time to amend this Plan, in whole or in part, by written document executed by its duly authorized representative and at any time to terminate this Plan; provided, however, that no such amendment or termination shall be permitted after a definitive agreement that would effect a Change in Control has been entered into by the Company (or, if there is no such agreement, after the Change in Control occurs), other than amendments that do not adversely affect the rights of the Executives under the Plan. The Plan shall automatically terminate (other than with respect to benefits owed to Executives who previously experienced a Termination) two years and one day after the occurrence of the first Change in Control following the adoption of this Plan.
Section 9.Nature of Plan and Rights. This Plan is an unfunded employee welfare benefit plan and no provision of this Plan shall be deemed or construed to create a trust fund of any kind or to grant a property interest of any kind to any Executive or former Executive. Any payment which becomes due under this Plan to an Executive shall be made by his or her

Employer out of its general assets, and the right of any Executive to receive a payment hereunder from his or her Employer shall be no greater than the right of any unsecured general creditor of such Employer.
Section 10.Entire Agreement; No Employment Contract.
(a)This Plan constitutes the entire agreement between the parties and, except as expressly provided herein, supersedes the provisions of all other prior agreements expressly concerning the effect of a Termination of Employment in connection with or following a Change in Control on the relationship between the Company and its Affiliates and Executive (but, not, for the avoidance of doubt, any equity-related plan or agreement or any tax-qualified or nonqualified retirement plan).
(b)This Plan does not constitute an employment contract and, except as expressly provided herein, this Plan shall not interfere in any way with the right of the Company to reduce Executive’s compensation or other benefits or terminate Executive’s employment, with or without Cause.
Section 11.Notices. Notices and all other communications provided for in this Plan shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):
If to the Company or the Committee:
Marriott Vacations Worldwide Corporation
9002 San Marco Court
Orlando, Florida 32819
Attn: Human Resources Department
With a copy to:
Marriott Vacations Worldwide Corporation
9002 San Marco Court
Orlando, Florida 32819
Attn: Law Department
If to Executive, at Executive’s most recent home address on file in the Company’s employment records.
Section 12.Section 409A. The payments and benefits hereunder are intended to be excluded from coverage under Section 409A of the Code as “short-term deferrals” or pursuant to another exception under Section 409A of the Code, and the Plan shall be interpreted accordingly. Notwithstanding the foregoing, if the Company reasonably determines that some or all of the payments and benefits provided by Section 2(b) are not exempt from Section 409A of the Code, and if the Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of the Executive’s Termination, then to the extent necessary to comply with Section

409A of the Code, such payments or benefits will not be paid or provided until the first day of the seventh month following the month of the Executive’s Termination (or if earlier, promptly following the Executive’s death).
Section 13.Spendthrift Provision. No right or interest of an Executive under this Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such right or interest shall be liable for or subject to any debt, obligation or liability of such Executive.
Section 14.Applicable Law. Except to the extent preempted by federal law, this Plan shall be governed and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.

Acknowledgment of Plan Participant
By signing below, I acknowledge that I have read, understand, and agree to abide by, and be bound by, all of the terms and conditions contained herein.

________________________________________________
Printed Name of Plan Participant

________________________________________________
Signature of Plan Participant

________________________________________________
Date of Signature of Plan Participant

EXHIBIT A

POSITIONS COVERED BY THE PLAN

Chief Executive Officer
President, MVW
President, Exchange & Third-Party Management
President, Vacation Ownership
Executive Vice President and Chief Financial Officer
Executive Vice President and Chief Operating Officer-Vacation Ownership
Executive Vice President and General Counsel
Executive Vice President and Chief Human Resources Officer
Executive Vice President and Chief Information Officer
Executive Vice President and Chief Product & Development Officer
Executive Vice President and Chief Brand & Digital Strategy Officer

EXHIBIT B
SAMPLE WAIVER AND RELEASE
For and in consideration of the payments and other benefits due to Name of Executive (“Executive”) pursuant to the Marriott Vacations Worldwide Corporation Change in Control Severance Plan (the “Plan”), and for other good and valuable consideration, Executive hereby agrees, for Executive, Executive’s spouse and child or children (if any), Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever waive and release all known and unknown claims and causes of action, arising on or before the date of Executive's execution of this Waiver and Release, against Marriott Vacations Worldwide Corporation (the “Company”) or any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”), including, but not limited to, all such claims and causes of action which in any way pertain to Executive’s employment with and/or termination of employment from the Company, all allegations of employment discrimination, harassment, retaliation, and whistleblower retaliation, and/or all other occurrences whatsoever, including but not limited to the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. Section 2601 et seq., the Employee Retirement Income Security Act, 29 U.S.C. 1001 et seq., the Genetic Information Non-Discrimination Act, 42 U.S.C. Section 2000ff et seq., the False Claims Act, 31 U.S.C. Section 3729 et seq.; and any and all state or local laws regarding employment discrimination, harassment, retaliation, and whistleblower retaliation and/or federal, state or local laws and common laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of Executive’s employment with the Company and its Affiliates, as well as any and all such claims under state contract, tort, or common law.
Executive also hereby agrees to comply with all reasonable requests from the Company or the Released Parties for assistance and/or information in connection with any matters relating to the duties and responsibilities of Executive's employment, including without limitation, consulting with any employees in connection with the transition of ongoing matters; consulting with attorneys of the Company or any Released Parties; appearing as a witness in connection with any dispute, controversy, action, or proceeding of any kind; and making himself/herself available to attorneys of the Company or any Released Parties in advance of witness appearances for purposes of preparation upon the request of the Company or the Released Parties and with reasonable advance notification without the need for a subpoena. In connection with any of Executive’s cooperation efforts, Executive shall be entitled to receive reimbursement of actual and proven lost wages and reasonable travel and other out-of-pocket expenses, provided that those expenses are submitted pursuant to and are in conformance with the Company’s then-applicable policy relating to expense reimbursement
Executive has read this Waiver and Release carefully, acknowledges that Executive has been given at least forty-five (45) days to consider all of its terms and has been advised to consult with an attorney and any other advisors of Executive’s choice prior to executing this Waiver and Release, and Executive fully understands that by signing below Executive is voluntarily giving up any right which Executive may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. Executive also understands that Executive has a period of seven (7) days after signing this Waiver and Release within which to revoke his or her agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to Executive pursuant to the Plan until eight (8) days have passed since Executive’s signing of this Waiver and Release without Executive’s signature having been revoked other than any accrued obligations or other benefits payable pursuant to the terms of the Company’s normal payroll practices or employee benefit plans. Finally, Executive has not been forced or pressured in any manner whatsoever to sign this Waiver and Release, and Executive agrees to all of its terms voluntarily.
Notwithstanding anything else herein to the contrary, this Waiver and Release shall not affect: (i) the Company’s obligations under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to Executive under any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where Executive’s compensation or benefits are intended to continue or Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of Executive’s termination; or (ii) rights to indemnification or liability insurance coverage Executive may have under the by-laws of the Company or applicable law.
In addition, excluded from this Waiver and Release are any claims which by law cannot be waived, including but not limited to the right to file a charge with or participate in an investigation by the Equal Employment Opportunity Commission ("EEOC"). Executive does, however, hereby waive all rights to recover any money, benefits or reinstatement should the EEOC or any other agency or individual pursue any claims on Executive's behalf.
This Waiver and Release is final and binding and may not be changed or modified except in a writing signed by both parties.

_________________________ _________________________
Date Executive

_________________________ _________________________
Date CEO
Marriott Vacations Worldwide Corporation